United States securities and exchange commission logo





                         December 28, 2021

       McKeel O Hagerty
       Chief Executive Officer
       Hagerty, Inc.
       121 Drivers Edge
       Traverse City, MI 49684

                                                        Re: Hagerty, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed December 21,
2021
                                                            File No. 333-261810

       Dear Mr. Hagerty:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Dana Brown at 202-551-3859 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Finance